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                                                                    EXHIBIT 4.5


                     Amendment Number 1 to Rights Agreement

     Paging Network, Inc., a Delaware corporation (the "Company") and The First National Bank of Boston, a national banking association (the "Rights Agent"), entered into the Rights Agreement (the "Rights Agreement") dated as of September 8, 1994. Pursuant to Section 28 of the Rights Agreement, the Company and BankBoston, as successor in interest to The First National Bank of Boston (the "Rights Agent"), and acting at the direction of the Company, hereby agree that the Rights Agreement shall be amended as follows:

1. Section 1(h) shall be amended so that Section 1(h) reads in its entirety as follows:

     (h)     Reserved.

2.   Section 2 shall be amended to read in its entirety as follows:

          The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent. In the event the Company appoints one or more Co-Rights Agents, the respective duties of the Rights Agents and any Co-Rights Agents shall be as the Company shall determine.

3.   Section 7(e) shall be amended to read in its entirety as follows:

          (e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person, an Adverse Person or an Associate or Affiliate of an Acquiring Person or Adverse Person, (ii) a transferee of an Acquiring Person or Adverse Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person or Adverse Person becomes such, or (iii) a transferee of an Acquiring Person or Adverse Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person or Adverse Person becoming such and receives such Rights pursuant to either
     (A) a transfer (whether or not for consideration) from the Acquiring Person or Adverse Person to holders of equity interests in such Acquiring Person or Adverse Person or to any Person with whom the Acquiring Person or Adverse Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which a majority of the members of the Board of Directors of the Company determine is part of an oral or written plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) and Section 4(b) are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or Adverse Person or the Affiliates, Associates or transferees of an Acquiring Person or Adverse Person hereunder.

4.   Section 11(a)(iii) shall be amended to read in its entirety as follows:

            (iii) In the event that the number of Common Shares that are authorized by the Company's Restated Certificate of Incorporation, as amended, but not outstanding or reserved for issuance for purposes other than upon exercise of the





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     Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall: (A) determine the excess of the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") over the Purchase Price (such excess, the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Shares of the same or a different class or other equity securities of the Company (including, without limitation, preferred shares or units of preferred shares that a majority of the members of the Board of Directors has deemed (based, among other things, on the dividend and liquidation rights of such preferred shares) to have substantially the same economic value as Common Shares (such preferred shares, hereinafter referred to as "common share equivalents"), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by a majority of the members of the Board of Directors after considering the advice of a competent investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to Section 24(b) expires (the later of (x) and (y) being referred to herein as the "Section II(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the thirty
     (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, the "Substitution Period"). To the extent that the Company determines that action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company shall provide, subject to
     Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. The Company shall make a public announcement when the exercisability of the Rights has been temporarily suspended, and again when such suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Shares shall be the current market price (as determined pursuant to Section 11(d) hereof) per Common Share on the Section 11(a)(ii) Trigger Date and the value of any "common share equivalent" shall be deemed to have the same value as the Common Shares on such date.

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5.   Section 19, the first paragraph shall be amended to read in its entirety:

     Section 19. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.

6.   Section 20(c) shall be amended to read in its entirety as follows:

          (c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct.

7.   Section 24 shall be amended to read in its entirety as follows:

     Section 24. Redemption.

          (a) The Rights may be redeemed by action of the Board of Directors pursuant to paragraph (b) of this Section 24 and shall not be redeemed in any other manner, except as provided in Section 32.

          (b) The Board of Directors Of the Company may, at its option, at any time prior to the earliest of (x) the close of business on the tenth day following a Shares Acquisition Date, (y) the declaration by the Board of Directors that any Person is an Adverse Person or (z) 5:00 p.m., E.S.T., on the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriate adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

          (c) In addition to the right of redemption reserved in Section 24(b), the Board of Directors may redeem all but not less than all of the then outstanding Rights at the Redemption Price following the occurrence of a Shares Acquisition Date or date of declaration that an Adverse Person is such but prior to any event described in Section 11(a)(ii)(A) or (C) or in
     Section 13(a), at its option, upon the affirmative vote or written consent of not less than two-thirds of the members of the Board of Directors, (i) if (A) an Acquiring Person or Adverse Person shall have transferred or otherwise disposed of a number of Common Shares in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event or the Company (with the approval of at least two-thirds of the members of the Board of Directors) shall have issued additional equity securities in either instance such that such Person is thereafter a Beneficial Owner of less than 10% of the outstanding Common Shares, and (B) there is no other Acquiring Person or Adverse Person immediately following the occurrence of the event described in clause (A), or (ii) in connection with any Section 13 Event in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Acquiring Person, an Adverse Person or an Affiliate or Associate of an Acquiring Person or Adverse Person or any other Person in which such Acquiring Person, Adverse Person, Affiliate or Associate has any interest, or any other Person acting directly or indirectly on behalf of or in association with any Acquiring Person, Adverse Person, Affiliate or Associate. Any redemption of the rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.


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          (d) Immediately upon the action of the Board of Directors of the
     Company ordering the redemption of the Rights pursuant to paragraph (b) of this Section 24, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action ordering the redemption of the Rights pursuant to paragraph (b) the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the current per share market price of the Common Shares as of the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11 (a)(ii) Event until such time as the Company's right of redemption under Section 24(b) has expired.

8.   Section 25 shall be amended to read in its entirety as follows:

     Section 25. Exchange.

          (a) The Board of Directors of the Company may, at its option upon the affirmative vote or written consent of not less than two-thirds of the directors, at any time after the occurrence of a Section 11 (a)(ii) Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

          (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 25 and without any further action and without any notice, the right to exercise such

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     Rights shall terminate and the only right thereafter of a holder of such
     Rights shall be to receive that number of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(a) hereof) held by each holder of Rights.

          (c) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 25, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights.

          (d) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Rights Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (e), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 25.

9.   Section 27 shall be amended to read in its entirety as follows:

          Section 27. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

          Paging Network, Inc.
          14911 Quorum Drive
          Dallas, Texas 75240
          Attention: President

     Subject to the provisions of Section 22 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

          BankBoston, N.A.
          c/o EquiServe Limited Partners
          150 Royall Street
          Canton, MA 02021
          Attention: Client Administrator

     Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate or certificate representing Common Shares shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

10.  Section 28 shall be amended to read in its entirety as follows:

          Section 28. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 28, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares. From and after the Distribution Date and subject to the penultimate sentence of this Section 28, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the


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     provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interest of the holders of Rights Certificates (other than an Acquiring Person, an Adverse Person or any Affiliate or Associate of an Acquiring Person or Adverse Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person, an Adverse Person or any Affiliate or Associate of an Acquiring Person or Adverse Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 28, the Rights Agent shall execute such supplement or amendment unless the Rights Agent shall have determined in good faith that such supplement or amendment would adversely affect its interests under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made that changes the Redemption Price, the Final Expiration Date, the Purchase Price or the number of Common Shares for which a Right is exercisable. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

11.  Section 29 shall be amended to read in its entirety as follows:

          Section 29. Determination and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares or any other securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 3d-3(d)(l)(i) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights, to declare that a Person is an Adverse Person or to amend the Agreement). All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties, and (y) not subject to the Board or any Director to any liability to the holders of the Rights Certificates.

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12.  Other than as set forth herein, all other provisions of the Rights
     Agreements shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 1 to the Rights Agreement to be executed as of this 16th day of March, 1999.

                                    PAGING NETWORK, INC.

                                    By: /s/ RUTH WILLIAMS
                                       ----------------------------------------
                                    Its: Sr. Vice President and General Council
                                         --------------------------------------

                                    THE FIRST NATIONAL BANK OF BOSTON

                                    By: /s/ CAROL MULVEY-EORI
                                       ----------------------------------------
                                    Its:
                                        ---------------------------------------


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